MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


OVERVIEW

Revenue

         Typically, Merit Behavioral Care Corporation ("MBC" or the "Company") charges each of its health maintenance organization ("HMO"), Blue Cross/Blue Shield organization, insurance company, corporate, union, governmental and other customers a flat monthly capitation fee for each beneficiary enrolled in such customer's behavioral health managed care plan or employee assistance program ("EAP"). This capitation fee is generally paid to MBC in the current month. Contract revenue billed in advance of performing related services is deferred and recognized ratably over the period to which it applies. For a number of the Company's behavioral health managed care programs, the capitation fee is divided into outpatient and inpatient fees, which are recognized separately. Outpatient revenue is recognized monthly as it is received; inpatient revenue is recognized monthly and in most cases is (i) paid to the Company monthly (in cases where the Company is responsible for the payment of inpatient claims) or in certain cases
(ii) retained by the customer for payment of inpatient claims. When the customer retains the inpatient revenue, actual inpatient costs are periodically reconciled to amounts retained and the Company receives the excess of the amounts retained over the cost of services, or reimburses the customer if the cost of services exceeds the amounts retained. In certain instances, such excess or deficiency is shared between the Company and the customer.

Direct Service Costs and Margins

         Direct service costs are comprised principally of expenses associated with managing, supervising and providing the Company's services, including third-party network provider charges, various charges associated with the Company's staff offices, inpatient facility charges, costs associated with members of management principally engaged in the Company's clinical operations and their support staff, and rent for certain offices maintained by the Company in connection with the delivery of services. Direct service costs are recognized in the month in which services are expected to be rendered. Network provider and facility charges for authorized services that have not been reported and billed to the Company (known as incurred but not reported expenses, or "IBNR") are estimated and accrued based on historical experience, current enrollment statistics, patient census data, adjudication decisions, and other information.

         The Company has experienced an increase in direct service costs as a percentage of revenue (which have been offset to varying degrees by various initiatives described below) primarily as a result of changing product mix and pricing pressure associated with both the competitive bid process for new contracts and negotiations to extend existing contracts. The portion of MBC's revenue attributable to capitated managed care programs has continuously been increasing. Because capitated managed care programs require the Company to incur greater direct service costs than EAP and administrative services only ("ASO") managed care programs, the direct profit margins attributable to such programs are lower than the direct profit margins attributable to the Company's EAP and ASO programs. The Company is continuing to focus on reducing direct service costs. Efforts intended to reduce these costs include: (i) negotiating better rates and/or different compensation arrangements (such as retainer arrangements, volume discounts, case rates and capitation of fees) with third-party network providers and treatment facilities; (ii) contracting with treatment facilities that provide a broader spectrum of treatment programs in an effort to expand beneficiary access to a broader continuum of care, thereby achieving more cost-effective treatment; (iii) focusing management and clinical care techniques on patients requiring more intensive treatment services to assure that such patients receive the appropriate level of care in a cost- efficient and effective manner; (iv) implementing a new information system intended to enable MBC to improve the productivity and efficiency of its operations; and (v) increasing the overall efficiency of MBC's staff provider system by closing or consolidating less efficient staff offices, streamlining operations and increasing the efficiency of remaining staff offices.

Selling, General and Administrative Expenses

         Selling, general and administrative expenses are comprised principally of corporate and regional overhead expenses, such as marketing and sales, legal, finance, information systems and administrative expenses, as well as professional and consulting fees, and the compensation of members of the Company's senior management. The Company expects selling, general and administrative expenses to grow over the near term, primarily due to growth in information systems expenses related to the implementation of AMISYS(R) as well as increases in regional administration and sales and marketing operations necessary to support the growth of the Company's business; however, the Company expects selling, general and administrative expenses to grow at a rate less than that of anticipated revenue growth in the future. There can be no assurance, however, that anticipated revenue growth will occur or that any such revenue growth will occur at a rate greater than the rate of growth in selling, general and administrative expenses.

Amortization of Intangibles

         As a result of Merck's acquisition of Medco Containment Services, Inc. in November 1993, the Company's financial statements include an allocation by Merck of the excess of its cost over fair market value of the net assets acquired. Accordingly, goodwill and other acquisition-related intangibles in the amount of $160.0 million were recorded on the Company's balance sheet as of November 1993 and are being amortized over various periods. A noncurrent deferred tax liability of $47.8 million was established to reflect the tax consequences of the difference between the financial and tax reporting bases of the identified intangibles. The Company's total goodwill also includes goodwill associated with the Company's acquisitions of Group Plan Clinic, Inc., and of BenesYs, Inc. (collectively, "BenesYs"), a Houston-based behavioral health managed care organization, and CMG Health, Inc. ("CMG"), a Maryland-based behavioral health managed care company. In addition, the payment made to Empire Blue Cross and Blue Shield ("Empire") in connection with the Company's joint venture with Empire in September 1995 (the "Empire Joint Venture"), the acquisition of ProPsych, Inc. ("ProPsych") in December 1995, and various contingent consideration payments, together with the goodwill recognized from the BenesYs and CMG transactions, resulted in the incurrence of additional goodwill of approximately $117.8 million. Amortization of acquisition-related intangibles was $20.1 million in fiscal 1995, $23.0 million in fiscal 1996, and $23.8 million in fiscal 1997.

         The Company also capitalizes certain start-up expenses related to new contracts and amortizes these amounts over the life of the contracts. When the Company enters into a new contract or significantly expands services for an existing customer, the Company typically incurs up-front start-up costs that historically have ranged from $50,000 to $2.5 million per program. These start-up costs include, among other things, the costs of recruiting, interviewing and training providers and support staff, establishing offices and other facilities, acquiring furniture, computers and other equipment, and implementing information systems. As of September 30, 1997, the Company's balance sheet reflected $9.0 million of deferred start-up costs, net of amortization, categorized under long-term assets.

Liquidity

         The Company's liquidity is affected by the one-to-four-month lag between the time the Company receives cash from capitation payments under new contracts and the time when the Company pays the claims for services rendered by third-party network providers and treatment facilities relating to such capitation payments. During the first few months of a new contract, the Company builds cash balances as capitation payments are received and also builds a payables balance as direct service costs are accrued based on expected levels of service. After the first several months of a contract, monthly claims payments typically increase to normal levels and the contract generates cash commensurate with the expected profit margin for that contract. When a contract is terminated, monthly capitation payments cease on contract termination, but claims for services rendered prior to termination continue to be received and paid for several months. This post contract termination period is often referred to as the "run-off" period. To date, contract terminations have not had a material impact on the Company's liquidity.

Recent Accounting Pronouncements

         In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, which will be effective for the Company beginning October 1, 1998. SFAS No. 131 redefines how operating segments are determined and requires disclosure of certain financial and descriptive information about a company's operating segments. The Company has not yet completed its analysis with respect to which operating segments of its business it will provide such information.

RESULTS OF OPERATIONS

Selected Operating Results

The following table sets forth certain statement of operations items of MBC expressed as a percentage of revenue:


                                                                 Fiscal Year Ended September 30,
                                                             -------------------------------------------
                                                               1995              1996             1997
Revenue.........................................              100.0%            100.0%           100.0%
Direct service costs............................               79.1              79.0             80.9
  Direct profit margin..........................               20.9              21.0             19.1
Selling, general and administrative
  expenses......................................               13.8              14.1             12.2
Amortization of intangibles.....................                5.9               5.7              4.8
Restructuring charge............................                ---               0.6              ---
   Operating Income.............................                1.2               0.6              2.1
Other income....................................                0.4               0.6              0.6
Interest expense................................                ---              (5.2)            (4.5)
Loss on disposal of subsidiary..................                ---               ---             (1.2)
Merger costs and special charges................                ---              (0.8)            (0.2)
Income (loss) before income taxes and
  cumulative effect of accounting change........                1.6              (4.8)            (3.2)
Provision (benefit) for income taxes............                1.2              (1.1)            (0.7)
Income (loss) before cumulative effect
    of accounting change........................                0.4%             (3.7)%           (2.5)%

Adjusted EBITDA margin..........................                9.4%              9.9%             9.8%


Fiscal 1997 Compared to Fiscal 1996

         Revenue. Revenue increased by $97.9 million, or 21.4%, to $555.7 million for fiscal 1997 from $457.8 million for fiscal 1996. Of this increase, $71.3 million was attributable to the inclusion of revenue from certain contracts that commenced during the prior fiscal year as well as additional revenue from existing customers generated by an increase in both the number of programs managed by the Company on behalf of such customers and an increase in the number of beneficiaries enrolled in such customers' programs; and $65.8 million was attributable to new customers commencing service in the current year, a significant portion of which was derived from the Company's contract relating to the Civilian Health and Medical Program of the Uniformed Services ("CHAMPUS") for CHAMPUS Regions 7 and 8, under which services commenced on April 1, 1997. In addition, the Company's acquisition of CMG on September 12, 1997 contributed an additional $7.0 million in revenue for fiscal 1997. These revenue increases were partially offset by a $46.2 million decrease in revenue as a result of the termination of certain contracts, $29.1 million of which was due to contract terminations that occurred in various periods of the prior fiscal year. Contract price increases were not a material factor in the increase in revenue.

         Direct Service Costs. Direct service costs increased by $87.9 million, or 24.3%, to $449.6 million for fiscal 1997 from $361.7 million for fiscal 1996. As a percentage of revenue, direct service costs increased from 79.0% in the prior year period to 80.9% in the current year period. The increase in cost as a percentage of revenue was due primarily to the lower than average direct profit margin earned on the TennCare Partners and the Delaware County Medicaid programs, partially offset by a year over year decline in healthcare treatment services utilization in the Company's overall business. In addition, the Delaware County carve-out program replaced a program under which beneficiaries previously received their mental health benefit through membership in various HMOs servicing this area. Direct profit margins under contracts that the Company held with certain of these HMOs, which terminated or membership in which decreased substantially as a result of the Delaware County program, were higher than the direct profit margins for the Delaware County program and the Company's overall average direct profit margins. Excluding the effect of the TennCare Partners and the Delaware County contracts, however, the Company experienced a decline in the direct service cost percentage as a result of overall lower healthcare utilization in the current year period as compared to the prior year period, due to the Company's continued development and deployment of alternative treatment programs designed to achieve more cost-effective treatment and the Company's increased focus on clinical care techniques directed at patients requiring more intensive treatment services. Also positively impacting the direct cost percentage were the effect of (i) a nationwide recontracting program with providers which began in the second quarter of fiscal 1996, and (ii) the closing of certain underperforming staff offices pursuant to a plan implemented by MBC in the fourth quarter of 1996.

         Selling, General and Administrative Expenses. Selling, general and administrative expenses increased by $2.9 million, or 4.5%, to $67.4 million for fiscal 1997 from $64.5 million for fiscal 1996. The increase in total selling, general and administrative expenses was primarily attributable to (i) growth in marketing and sales administrative staff, corporate and regional management and support systems associated with the higher sales volume, (ii) expenses associated with the expansion of both the Company's national service center ("National Service Center") located in St. Louis, Missouri and the Company's headquarters located in Park Ridge, New Jersey, (iii) expenses related to the planned deployment of the Company's new information systems, and (iv) inclusion of CMG's results of operations since the acquisition date. As a percentage of revenue, selling, general and administrative expenses decreased from 14.1% in the prior year period to 12.2% in the current year period primarily as a result of these expenses being allocated over a larger revenue base. Contributing significantly to this decrease were the TennCare Partners and the Delaware County programs, which are large, self-contained programs requiring minimal selling, general and administrative expenses or Company operational support, thereby mitigating, in large part, the effects of their lower than average direct service cost margins described above.

         Amortization of Intangibles. Amortization of intangibles increased by $1.0 million, or 4.0%, to $26.9 million for fiscal 1997 from $25.9 million for fiscal 1996. The increase was primarily due to an increase in amortization of goodwill recognized in connection with the acquisitions of ProPsych and CMG as well as to increases in the amortization of deferred contract start-up costs related to new contracts.

         Other Income (Expense). For fiscal 1997, other income and expense consisted of (i) interest expense of $25.1 million related to debt incurred as a result of the merger of the Company and an affiliate of Kohlberg Kravis Roberts & Co. ("KKR") in October 1995 (the "Merger"), (ii) interest and other income of $3.5 million relating primarily to investment earnings on the Company's short-term marketable securities and restricted cash and investment balances,
(iii) a loss of $6.9 million recognized in September 1997 on the disposal of Choate Health Management, Inc. and certain related companies (collectively, "Choate"), (iv) $0.7 million of expenses associated with uncompleted acquisition transactions, and (v) $0.6 million of nonrecurring employee benefit costs associated with the exercise of stock options by employees of the Company under plans administered by Merck. The year over year increase in interest expense of $1.2 million was primarily attributable to (i) the full period impact of the indebtedness incurred in October 6, 1995 by the Company in connection with the Merger; (ii) the full period impact of the Company's 11 1/2% Senior Subordinated Notes due 2005 (the "Notes"), which bore interest at a higher rate than the bridge financing facility that the Notes replaced, and (iii) the increase in the senior credit facility as a result of the acquisition of CMG. The year over year increase in interest income of $0.7 million was primarily attributable to both an increase in average invested cash balances as compared to the prior year period and interest earned on advances to certain joint ventures.

         Income Taxes. The Company recorded a benefit for income taxes during fiscal 1997, based upon the Company's pre-tax loss in such period.

Fiscal 1996 Compared to Fiscal 1995

         Revenue. Revenue increased by $96.3 million, or 26.6%, to $457.8 million for fiscal 1996 from $361.5 million for fiscal 1995. Of this increase, $87.7 million was attributable to the inclusion of revenue for the entire period from certain contracts that commenced during the prior fiscal year as well as additional revenue from existing customers generated by an increase in both the number of programs managed by the Company on behalf of such customers and an increase in the number of beneficiaries enrolled in such customers' programs; and $26.4 million was attributable to new customers commencing service in the current year, the majority of which was derived from two contracts totaling $20.9 million. In addition, the Company's acquisitions of Choate and ProPsych contributed an additional $18.4 million in revenue for fiscal 1996. These revenue increases were partially offset by a $36.2 million decrease in revenue as a result of the termination of certain contracts, five of which accounted for $21.1 million of such decrease. Certain of these contracts had terminated in various periods of the prior fiscal year. Contract price increases were not a material factor in the increase in revenue.

         Direct Service Costs. Direct service costs increased by $75.7 million, or 26.5%, to $361.7 million for fiscal 1996 from $286.0 million for fiscal 1995. As a percentage of revenue, direct service costs decreased from 79.1% for fiscal 1995 to 79.0% for fiscal 1996. This net decrease in the direct service cost percentage was due to a variety of largely offsetting factors. The direct service cost percentage was positively impacted by lower inpatient utilization in fiscal 1996 as compared to the prior year related to a significant contract with an HMO focused on the Medicaid beneficiary population. Such decrease resulted from the implementation of changes in program management and modification of the clinical treatment protocols applicable to such contract. In addition, the Company started to realize the benefits in fiscal 1996 of a nationwide recontracting program with providers which began in the second quarter of such year. The Company is continuing its efforts to reduce direct service costs to mitigate the effects of pricing pressure, which is expected to continue in fiscal 1997, associated with the competitive bid process for new contracts and negotiations to extend existing contracts. The direct service cost percentage was adversely impacted by the loss in the fourth quarter of fiscal 1995 of two contracts with higher than average direct profit margins and a renewal of a significant contract on lower pricing terms. In addition, the Company earned a lower than average direct profit margin on a significant state Medicaid program which was not in effect for the entire twelve month period in the prior year. Furthermore, in the fourth quarter of fiscal 1996, the Company commenced providing services under the TennCare Partners program. Due to the unusual structure of the TennCare Partners program, the direct profit margin under such contract was lower than the Company's average direct profit margin for fiscal 1996 and is expected to continue to be lower in future periods.

         Selling, General and Administrative Expenses. Selling, general and administrative expenses increased by $14.7 million, or 29.5%, to $64.5 million for fiscal 1996 from $49.8 million for fiscal 1995. The increase in total selling, general and administrative expenses was primarily attributable to (i) growth in marketing and sales administrative staff, corporate and regional management and support systems associated with the higher sales volume, (ii) expenses associated with the expansion of the National Service Center, which will allow for growth beyond MBC's current needs, and (iii) expenses related to the planned deployment of the Company's new information systems. As a percentage of revenue, selling, general and administrative expenses increased to 14.1% for fiscal 1996 from 13.8% for fiscal 1995. The increase in such expenses, coupled with unanticipated delays in the planned start dates of significant new contracts (including the TennCare Partners program) secured by the Company, contributed to the increase in selling, general and administrative expenses as a percentage of revenue.

         Amortization of Intangibles. Amortization of intangibles increased by $4.5 million, or 21.0%, to $25.9 million for fiscal 1996 from $21.4 million for fiscal 1995. The increase was primarily due to an increase in amortization of goodwill recognized in connection with the acquisitions of Choate and ProPsych and the Empire Joint Venture, as well as to increases in the amortization of deferred contract start-up costs related to new contracts.

         Restructuring Charge. The Company recorded a pre-tax restructuring charge of $3.0 million related to a plan, adopted and approved in the fourth quarter of 1996, to restructure its staff offices by exiting certain geographic markets and streamlining the field and administrative management organization of Continuum Behavioral Healthcare Corporation, a subsidiary of the Company. This decision was in response to the results of underperforming locations affected by the lack of sufficient patient flow in the geographic areas serviced by these offices and the Company's ability to purchase healthcare services at lower rates from its provider network. In addition, it was determined that the Company would be able to expand beneficiary access to specialists and other providers thereby achieving more cost-effective treatment and to favorably shift a portion of the economic risk, in some cases, of providing outpatient healthcare to the provider through the use of case rates and other alternative reimbursement methods. The restructuring charge was comprised primarily of accruals for employee severance, real property lease terminations and write-off of certain assets in geographic markets which were being exited. The restructuring plan was substantially completed during fiscal 1997.

         Other Income (Expense). For fiscal 1996, other income and expense consisted of (i) interest expense of $23.8 million incurred as a result of the increase in long-term debt resulting from the Merger; (ii) merger expenses of $4.0 million consisting primarily of professional and advisory fees; and (iii) interest and other income of $2.8 million relating primarily from investment earnings on the Company's short-term investments and restricted cash balances.

         Income Taxes. The Company recorded a benefit for income taxes during fiscal 1996 based upon the Company's pre-tax loss in such period. The resulting income tax benefit has been partially offset by the nondeductible nature of certain merger costs.

Cumulative Effect of Accounting Change

         Effective October 1, 1995, the Company changed its method of accounting for deferred start-up costs related to new contracts or expansion of existing contracts (i) to expense costs relating to start-up activities incurred after commencement of services under the contract, and (ii) to limit the amortization period for deferred start-up costs incurred prior to the commencement of services to the initial contract period. Prior to October 1, 1995, the Company capitalized start-up costs related to the completion of the provider networks and reporting systems beyond commencement of contracts and, in limited instances, amortized the start-up costs over a period that included the initial renewal term associated with the contract. Under the new policy, the Company does not defer contract start-up costs after contract commencement or include the initial renewal term in the amortization period. The change was made to increase the focus on controlling costs associated with contract start-ups.

         The Company recorded a pre-tax charge of $1.8 million ($1.0 million after taxes) in the first quarter of fiscal 1996 as a cumulative effect of a change in accounting. The pro forma impact of this change for the year ended September 30, 1995 would be to increase costs and expenses by $1.8 million ($1.0 after taxes). There was no pro forma effect on periods prior to fiscal 1995. The effect of the change on fiscal 1996 cannot be reasonably estimated.

Liquidity and Capital Resources

         General. For fiscal 1997, operating activities provided cash of $26.9 million, investing activities used cash of $62.1 million and financing activities provided cash of $75.2 million, resulting in a net increase in cash and cash equivalents of $40.0 million. Investing activities in fiscal 1997 consisted principally of (i) capital expenditures of $24.0 million related primarily to the continued development of the Company's new information systems and expansion of the National Service Center, (ii) payments totaling $35.2 million (net of cash acquired) for the acquisition of CMG, (iii) payments totaling $2.6 million for funding under joint venture agreements, primarily with Empire Community Delivery Systems, LLC and Community Sector Systems, Inc., and
(iv) expenditures of $4.1 million for the purchase of short-term investments made to satisfy obligations under contracts held by the Company.

         Acquisition. On September 12, 1997, the Company acquired all of the outstanding capital stock of CMG for $48.7 million in cash and 739,358 shares of the Company's common stock valued at $5.5 million. In addition, the Company agreed to absorb certain expenses and other obligations of CMG totaling up to $5.4 million. CMG is a Maryland-based national managed care company serving over 30 customers through a network consisting of approximately 7,000 providers in 34 states. CMG currently provides behavioral health managed care services to 2.5 million people under full risk capitation, ASO and other funding arrangements. The clients include state and local governments, Blue Cross /Blue Shield organizations, HMOs and insurance companies. As additional consideration for the acquisition, the Company may be required to make certain future contingent cash payments over the next two years to the former shareholders of CMG based upon the performance of certain CMG customer contracts. Such contingent payments are subject to an aggregate maximum of $23.5 million. The acquisition was accounted for using the purchase method. Accordingly, the purchase price was allocated to assets acquired based on their estimated fair values. This treatment resulted in approximately $64.7 million of cost in excess of net tangible assets acquired as of September 30, 1997. Such excess is being amortized on a straight line basis over periods ranging up to 40 years. The inclusion of CMG from the date of acquisition did not have a significant impact on the Company's results of operations.

         Senior Indebtedness. As of September 30, 1997, $30.0 million of revolving loans and $8.3 million of letters of credit were outstanding under the revolving credit facility of the Company's Credit Agreement with The Chase Manhattan Bank, N.A. (the "Senior Credit Facility"), and approximately $46.7 million was available for future borrowing.

         Adjusted EBITDA. Adjusted EBITDA, a financial measure used in the Senior Credit Facility and the indenture for the Notes (the "Indenture"), increased by $9.6 million, or 21.3%, to $54.7 million for fiscal 1997 from $45.1 million for 1996.

         Cash in Claims Funds and Restricted Cash. As of September 30, 1997, the Company had total cash, cash equivalents and investment balances of $95.2 million, of which $51.3 million was restricted under certain contractual, fiduciary and regulatory requirements; moreover, of such amount, $3.7 million was classified as a long-term asset on the Company's balance sheet. Under certain contracts, the Company is required to establish segregated claims funds into which a portion of its capitation fee is held until a reconciliation date (which reconciliation typically occurs annually). Until that time, cash funded under these arrangements is unavailable to the Company for purposes other than the payment of claims. In addition, California and Illinois state regulatory requirements restrict access to cash held by the Company's subsidiaries in such states. As of September 30, 1997, the Company also held surplus cash balances, classified as cash and cash equivalents and short-term marketable securities, as required by the contracts held by the Company relating to Medicaid programs for the States of Iowa and Montana and the TennCare Partners and Delaware County Medicaid programs described above.

         Availability of Cash. Prior to the Merger, the Company funded its operations primarily with cash generated from operations and through the funding of certain acquisitions, investments and other transactions by its former parent, Merck & Co., Inc. The Company currently and in the future expects to finance is capital requirements through existing cash balances, cash generated from operations and borrowings under the revolving credit facility of the Senior Credit Facility. Based upon the current level of cash flow from operations and anticipated growth, the Company believes that available cash, together with available borrowings under the revolving credit facility and other sources of liquidity, will be adequate to meet the Company's anticipated future requirements for working capital, capital expenditures and scheduled payments of principal and interest on its indebtedness for the foreseeable future.

         Pending Acquisition of MBC. On October 24, 1997, the Company signed a definitive merger agreement under which a subsidiary of Magellan Health Services, Inc. ("Magellan") will merge into the Company. As a result of this merger, the Company will become a wholly owned subsidiary of Magellan. Under the terms of the merger agreement, Magellan will purchase all of the Company's outstanding stock and other equity interests for approximately $460 million in cash and refinance the Company's existing debt. Completion of the merger transaction is subject to a number of conditions, including Magellan's receipt of financing for the transaction, the expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1974, the receipt of certain healthcare and insurance regulatory approvals, and other conditions.

To the Board of Directors

Merit Behavioral Care Corporation

We have audited the accompanying consolidated balance sheets of Merit Behavioral Care Corporation (the "Company") as of September 30, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended September 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Merit Behavioral Care Corporation as of September 30, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 1997, in conformity with generally accepted accounting principles.

As discussed in Note 4 to the financial statements, effective October 1, 1995, the Company changed its method of accounting for deferred contract start-up costs related to new contracts or expansion of existing contracts.



/s/ Deloitte & Touche LLP
Deloitte & Touche LLP

November 14, 1997

New York, New York

                                         MERIT BEHAVIORAL CARE CORPORATION
                                            CONSOLIDATED BALANCE SHEETS
                                              (dollars in thousands)


                                                                                    September 30,

                                                                                   1997         1996
   ASSETS
Current Assets:
Cash and cash equivalents..............................................         $ 87,368     $ 47,375
Accounts receivable, net of allowance for doubtful accounts of $2,603
 and $1,996............................................................           41,884       28,383
Short-term marketable securities.......................................            4,111          ---
Deferred income taxes..................................................            6,616        2,296
Other current assets..................................................            13,129        2,481
    Total current assets...............................................          153,108       80,535

Property, plant and equipment, net.....................................           83,312       67,880
Goodwill and other intangibles, net of accumulated amortization of
     $82,637 and $59,781...............................................          195,192      162,849
Restricted cash and investments........................................            3,727        5,668
Deferred financing costs, net of accumulated amortization of $2,484
     and $1,142........................................................           10,634       11,362
Other assets...........................................................           22,772       16,507
Total assets...........................................................         $468,745     $344,801

    LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable.......................................................         $ 11,347     $  5,888
Claims payable........................................................           102,834       57,611
Deferred revenue.......................................................            8,131        6,577
Accrued interest.......................................................            5,161        5,008
Current portion of long-term debt......................................            6,498          500
Other current liabilities..............................................           18,386       13,079
      Total current liabilities........................................          152,357       88,663

Long-term debt.........................................................          323,002      253,500
Deferred income taxes..................................................           15,388       30,669
Other long-term liabilities............................................            3,862        1,451

Commitments and Contingencies (See Note 11)

Stockholders' Equity:
Common stock (40,000,000 shares authorized, $0.01 par value,
   29,396,158 and 28,398,800 shares issued)............................              294          284
Additional paid in capital.............................................            8,949       (9,756)
Accumulated deficit....................................................          (28,307)     (14,435)
Notes receivable from officers.........................................           (6,800)      (5,470)
                                                                                 (25,864)     (29,377)
Less common stock in treasury  (21,000 shares).........................              ---         (105)
   Total stockholders' equity..........................................          (25,864)     (29,482)
Total liabilities and stockholders' equity.............................         $468,745     $344,801

                   The  accompanying  notes are an integral  part of these statements.


                                             MERIT BEHAVIORAL CARE CORPORATION
                                           CONSOLIDATED STATEMENTS OF OPERATIONS
                                                 YEARS ENDED SEPTEMBER 30,
                                                  (dollars in thousands)

                                                        1997                  1996                   1995

Revenue.....................................          $555,717              $457,830              $361,549
Expenses:
  Direct service costs......................           449,563               361,684               286,001
  Selling, general and administrative.......            67,450                64,523                49,823
  Amortization of intangibles...............            26,897                25,869                21,373
  Restructuring charge......................               ---                 2,995                   ---
                                                       543,910               455,071               357,197
Operating income............................            11,807                 2,759                 4,352
Other income (expense):
  Interest income and other.................             3,497                 2,838                 1,498
  Interest expense..........................           (25,063)              (23,826)                  ---
  Loss on disposal of subsidiary............            (6,925)                  ---                   ---
  Merger costs and special charges..........            (1,314)               (3,972)                  ---
                                                       (29,805)              (24,960)                1,498
(Loss) income before income taxes and
    cumulative effect of accounting change..           (17,998)              (22,201)                5,850
(Benefit) provision for income taxes........            (4,126)               (5,332)                4,521
(Loss) income before cumulative effect
  of accounting change......................           (13,872)              (16,869)                1,329
Cumulative effect of accounting change
  for deferred contract start-up costs, net
  of tax benefit of $757....................               ---                (1,012)                  ---
Net (loss) income...........................         $ (13,872)            $ (17,881)             $  1,329
Pro forma net (loss) income  assuming the new
  method of accounting  for deferred
  contract start-up costs was applied
  retroactively.............................         $ (13,872)            $ (16,869)            $     317

                             The  accompanying  notes  are an  integral  part of these statements.


                                           MERIT BEHAVIORAL CARE CORPORATION
                                      CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                                  (dollars in thousands)

                                                                                 Retained Earnings    Notes
                                                     Common Stock       Additional  (Accumulated    Receivable      Common Stock
                                                 Shares       Amount Paid In Capital  Deficit)     from Officers    in Treasury

Balance September 30, 1994..................     1,000,000$     10     $ 118,877     $  2,117        $ ---            $
Net income..................................     ---           ---       ---            1,329          ---              ---
                                                               ---
Balance September 30, 1995..................     1,000,000      10       118,877        3,446          ---              ---
Recapitalization from merger:
  Redemption of common stock................      (915,754)     (9)     (258,129)         ---          ---              ---
  Merger with MDC Acquisition Corp..........       415,023       4       104,996          ---          ---              ---
  Stock dividend............................    24,763,531     247          (247)         ---          ---              ---
  Issuance of stock to management...........     3,156,000      32        15,748          ---        (5,800)            ---
  Deferred taxes associated with merger.....          ---      ---         7,594          ---          ---              ---
Tax benefit from exercise of Merck
  stock options.............................          ---      ---         1,505          ---          ---              ---
Repayment of notes receivable...............          ---      ---           ---          ---          265              ---
Cancellation of note receivable.............       (20,000)    ---          (100)         ---          100              ---
Repurchase of common stock..................          ---      ---           ---          ---          ---             (600)
Sale of common stock........................          ---      ---           ---          ---          (35)             495
Net loss....................................          ---      ---           ---       (17,881         ---              ---
Balance September 30, 1996..................    28,398,800     284        (9,756)      (14,435)     (5,470)            (105)
Issuance of stock for CMG acquisition.......       739,358       7         5,538          ---          ---              ---
Tax benefit from exercise of Merck
    stock options...........................          ---      ---        11,630          ---          ---              ---
Repayment of notes receivable...............          ---      ---           ---          ---          250              ---
Repurchase of common stock..................          ---      ---           ---          ---          ---              (30)
Sale of common stock........................       258,000       3         1,537          ---       (1,580)             135
Net loss....................................          ---      ---           ---      (13,872)         ---              ---
Balance September 30, 1997..................    29,396,158 $   294       $ 8,949     $(28,307)    $ (6,800)        $    ---




                             The  accompanying  notes  are an  integral  part of these statements.



                                             MERIT BEHAVIORAL CARE CORPORATION
                                           CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                 YEARS ENDED SEPTEMBER 30,
                                                  (dollars in thousands)

                                                          1997                  1996                  1995
CASH FLOWS FROM OPERATING
  ACTIVITIES:
Net (loss) income................................         $(13,872)             $(17,881)              $ 1,329
Adjustments to reconcile net (loss) income to
  net cash provided by operating activities:
  Loss on sale of subsidiary.....................            6,925                  ---                   ---
  Cumulative effect of accounting change.........             ---                  1,012                  ---
  Depreciation and amortization..................           39,400                36,527                28,150
  Amortization of deferred financing costs.......            1,342                 1,142                  ---
  Deferred taxes and other.......................           (4,409)               (6,068)                 379
  Restructuring charge...........................              ---                 2,995                  ---
Changes in operating assets and liabilities, net
  of the effect of acquisitions:
  Accounts receivable............................           (9,781)                  265                (8,545)
  Other current assets...........................           (2,854)                  536                  (995)
   Deferred contract start-up costs..............           (6,067)               (4,816)               (6,231)
   Accounts payable and accrued liabilities......           16,224                14,864                11,982
Net cash provided by operating activities........           26,908                28,576                26,069
CASH FLOWS FROM INVESTING
  ACTIVITIES:
  Purchases of property, plant and equipment.....          (23,951)              (23,808)              (31,529)
  Cash used for acquisitions, net of cash
      acquired...................................          (35,645)              (12,676)               (9,580)
  Investments in and advances to joint ventures..           (2,595)               (2,931)              (14,860)
  Repayments of advances from joint ventures.....              675                   420                   ---
  Sales (purchases) of marketable securities.....           (4,111)                1,143                 3,533
  Long-term restrictions removed from
     (placed on) cash............................            1,941                (2,183)                 (211)
 Change in non-current assets and other..........            1,558                (1,282)               (1,503)
 Net cash used for investing activities..........          (62,128)              (41,317)              (54,150)
CASH FLOWS FROM FINANCING
  ACTIVITIES:
  Proceeds from capital contribution.............            ---                 114,980                   ---
  Borrowings from parent.........................            ---                    ---                 32,882
  Proceeds from bridge loan......................            ---                  75,000                   ---
  Proceeds from revolving credit facility........          187,500               163,500                   ---
  Proceeds from senior term loans................           80,000               120,000                   ---
  Proceeds from sale of notes....................            ---                 100,000                   ---
  Redemption of common stock.....................            ---                (258,138)                  ---
  Repayment of due to parent.....................            ---                 (67,878)                  ---
  Repayment of bridge loan.......................            ---                 (75,000)                  ---
  Repayment of senior term loans.................             (500)                  ---                   ---
  Repayment of revolving credit facility.........         (191,500)             (129,500)                  ---
  Payment of financing costs.....................             (602)              (12,504)                  ---
  Other..........................................              315                   125                   ---
  Net cash provided by financing activities......           75,213                30,585                32,882
 INCREASE IN CASH AND
  CASH EQUIVALENTS...............................           39,993                17,844                 4,801
  Cash and cash equivalents at beginning
  of year........................................           47,375                29,531                24,730
CASH AND CASH EQUIVALENTS AT
  END OF YEAR....................................         $ 87,368              $ 47,375               $29,531

                             The  accompanying  notes  are an  integral  part of these statements.

                     MERIT BEHAVIORAL CARE CORPORATION

                     MERIT BEHAVIORAL CARE CORPORATION
                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      SEPTEMBER 30, 1997, 1996 AND 1995
                           (dollars in thousands)



1.  ORGANIZATION

Merit Behavioral Care Corporation (the "Company") was incorporated in the State of Delaware in March 1993 as a wholly-owned subsidiary of Medco Containment Services, Inc. ("Medco"). The Company manages behavioral healthcare programs for payors across all segments of the healthcare industry, including health maintenance organizations, Blue Cross/Blue Shield organizations and other insurance companies, corporations and labor unions, federal, state and local governmental agencies, and various state Medicaid programs. Behavioral healthcare involves the treatment of a variety of behavioral health conditions such as emotional and mental health problems, substance abuse and other personal concerns that require counseling, outpatient therapy or more intensive treatment services.

On November 18, 1993, Merck & Co., Inc. ("Merck") acquired all of the outstanding shares of Medco (See Note 3).

On October 6, 1995, the Company completed a merger (the "Merger") with MDC Acquisition Corp. ("MDC"), a company formed by Kohlberg Kravis Roberts & Co., L.P. ("KKR"), whereby MDC was merged with and into the Company. In connection with the Merger, the Company changed its name from Medco Behavioral Care Corporation to Merit Behavioral Care Corporation (See Note 2).

2.  MERGER

Prior to the Merger, the Company was a wholly-owned subsidiary of Merck & Co., Inc. ("Merck"). As a result of the Merger, KKR and Company management and related entities obtained approximately 85% of the post-Merger common stock of the Company. In connection with the Merger, Merck received $326,016 in cash (which reflects various final purchase price adjustments) and retained approximately 15% of the common stock of the post-Merger Company. The Merger was accounted for as a recapitalization which resulted in a charge to equity of $258,138 to reflect the redemption of common stock. In conjunction with the Merger, the Company paid a stock dividend of approximately 49.6 shares for each share of the Company's stock then outstanding.

The Merger was financed with $114,980 of new cash equity, consisting of $105,000 from affiliates of KKR and $9,980 from Company management and related entities ("Management"). Management acquired an additional $5,800 of equity which was funded by loans from the Company. The balance of the transaction was funded with a $75,000 bridge loan (the "Bridge Loan") provided by an affiliate of KKR and $155,000 of initial borrowings under a $205,000 senior credit facility among the Company, The Chase Manhattan Bank, N.A. and Bankers Trust Company (the "Senior Credit Facility"). The aforementioned proceeds were utilized to redeem common stock for $258,138, repay amounts due Merck of $67,878, and pay certain fees and expenses related to the Merger. Of the total fees and expenses, $5,500 was paid to KKR.

3.  BASIS OF PRESENTATION

On November 18, 1993, Merck acquired all the outstanding shares of Medco in a transaction accounted for by the purchase method. As a result of this acquisition, a new basis of accounting was established and as such, the appraised value of the Company's assets and liabilities was recognized as of November 18, 1993.

The appraisal determined that identified intangible assets, consisting principally of customer contracts, had an appraised value of $112,000 and related deferred taxes of $47,800 at the acquisition date. These identified intangible assets are being amortized on a straight line basis over a weighted average life of 12 years. Based on the allocation of the purchase price to the net tangible and identified intangible assets and liabilities of the Company, an excess of the allocated purchase price over the fair value of net assets acquired of approximately $47,988 was recorded as goodwill. Such goodwill is being amortized on a straight line basis over 40 years.

Certain prior year amounts have been reclassified to conform to the current year presentation.

4.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

Cash and Cash Equivalents

The Company considers all liquid investment instruments with an original maturity of three months or less to be the equivalent of cash for purposes of balance sheet presentation.

Included in cash and cash equivalents at September 30, 1997 and 1996 is $11,020 and $11,713, respectively, of cash held under the terms of certain customer contracts that require a claims fund to be established and segregated for the purpose of paying customer behavioral healthcare claims. Under these arrangements, a reconciliation process is typically conducted annually between the customer and the Company to determine the amount of unexpended funds, if any, accruing to the Company. This cash is unavailable to the Company for purposes other than the payment of customer claims until such reconciliation process has been completed. The amount of cash held under such arrangements in excess of anticipated customer claims at September 30, 1997 and 1996 was $6,197 and $4,267, respectively.

The Company held surplus cash balances of $29,325 and $13,715 as of September 30, 1997 and 1996, respectively, as required by contracts with various state and local governmental entities. In addition, at September 30, 1997 and 1996, the Company held surplus cash balances of $3,137 and $1,214, respectively, as required by various other contracts. These contracts require the segregation of such cash as financial assurance that the Company can meet its obligations thereunder.

The Company has a subsidiary organized in the State of Missouri that is licensed to do business as a foreign corporation in the State of California and is subject to regulation by the Department of Corporations of the State of California. Pursuant to these regulatory requirements, certain amounts of cash are required to be retained for the use of this subsidiary. Included in cash and cash equivalents at September 30, 1997 and 1996 is $0 and $900, respectively, under such requirements.


4.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(Continued)

Short-Term Marketable Securities

Short-term marketable securities consist of treasury notes and certificates of deposit, carried at amortized cost which approximates fair value. All of the Company's short-term marketable securities are classified as held-to-maturity. The Company held short-term marketable securities in the amount of $4,011 at September 30, 1997 as required by the Company's contract with a governmental entity.

Restricted Cash

At September 30, 1997 and 1996, $6,623 and $7,168, respectively, of cash and marketable securities were held by subsidiaries of the Company that are organized and regulated under state law as insurance companies. Such insurance companies are required to maintain certain minimum statutory deposits and reserves with respect to the payment of future claims. The amount of cash in excess of the liabilities of such subsidiaries and not available for dividend to the Company without prior regulatory approval was $3,559 and $5,510 at September 30, 1997 and 1996, respectively. As a result, such amounts of cash held by these subsidiaries have been classified as a long-term asset in the accompanying consolidated balance sheets.

All of the Company's long-term marketable investments are classified as held-to-maturity; in addition, such investments are carried at amortized cost which approximates fair value.

Property, Plant and Equipment

Property, plant and equipment are stated at cost. For financial reporting purposes, depreciation is provided principally on a straight line basis over the estimated useful lives of the assets as follows:

                  Machinery and equipment..............................           5 Years
                  Integrated managed care information system...........           7 Years
                  Furniture and fixtures...............................          15 Years
                  Leasehold improvements...............................        Life of lease

Expenditures for maintenance, repairs and renewals of minor items are charged to operations as incurred. Major betterments are capitalized.

The integrated managed care information system (the "System") represents costs incurred in the development and adaptation of AMISYS(R) software for use in the Company's business. In addition to purchased hardware and software costs, the payroll and related benefits of employees who are exclusively engaged in the development and deployment of the System are capitalized. The System was substantially complete in October 1995 at which time the Company began installing the System in various area and regional offices in the Company's service delivery system. As the System is installed in an office, the office is allocated a ratable portion of the total cost of the System, at which time the allocated cost is depreciated over an estimated useful life of 7 years.

Goodwill and Other Intangibles

The Company amortizes costs in excess of the net assets of businesses acquired on a straight line basis over periods not to exceed 40 years. Contingent consideration is charged to goodwill when paid and is amortized over the remaining life of such goodwill, not to exceed 40 years. The Company periodically reviews the carrying value of goodwill to assess recoverability and other than temporary impairments.

Goodwill and intangible assets consisted of the following at September 30, 1997 and 1996:

                                                                          1997             1996
                                                                          ----             ----
                  Customer Contracts..........................          $ 88,074         $ 80,000
                  Provider Network............................            12,000           12,000
                  Trade Names and other.......................            20,000           20,000
                  Goodwill....................................           157,755          110,630
                                                                        $277,829         $222,630

Deferred Contract Start-up Costs

The Company defers contract start-up costs related to new contracts or expansion of existing contracts that require the implementation of separate, dedicated service delivery teams, provider networks and delivery systems or the establishment of a local clinical organization in a new geographic area to service the new program. The Company defers only costs which (i) are separately identified, incremental and segregated from ordinary operating expenses; (ii) provide a direct, quantifiable benefit to future periods; and (iii) are fully recoverable from contract revenues directly attributable to such benefit. The incremental costs deferred by the Company include, among other things, consulting fees, salary costs, travel costs, office costs and network and reporting system development costs. Consulting fees deferred by the Company relate primarily to the recruitment, credentialling and contracting of the particular customer's provider network. The salary costs relate primarily to employees of the Company dedicated to clinical protocol design, network development activities and program reporting and information systems customization for the specific customer. These contract start-up costs are capitalized and amortized on a straight line basis over the initial term of the related contract. The amortization periods range from one to five years, with a weighted-average life at September 30, 1997 and 1996 of 4.3 and 3.3 years, respectively. Amortization of deferred contract start-up costs was $3,096, $2,848, and $1,315 for the periods ended September 30, 1997, 1996, and 1995, respectively. During the periods ended September 30, 1997, 1996, and 1995, the Company deferred contract start-up costs of $6,067, $4,816, and $6,231, respectively. Other non-current assets include $9,036 and $6,077 of unamortized deferred contract start-up costs at September 30, 1997 and 1996, respectively.

Effective October 1, 1995, the Company changed its method of accounting for deferred start-up costs related to new contracts or expansion of existing contracts (i) to expense costs relating to start-up activities incurred after commencement of services under the contract, and (ii) to limit the amortization period for deferred start-up costs to the initial contract period. Prior to October 1, 1995, the Company capitalized start-up costs related to the completion of the provider networks and reporting systems beyond commencement of contracts and, in limited instances, amortized the start-up costs over a period that included the initial renewal term associated with the contract. Under the new policy, the Company does not defer contract start-up costs after contract commencement, or amortize start-up costs beyond the initial contract period. The change was made to increase the focus on controlling costs associated with contract start-ups.

The pro forma effect of the change, had the Company adopted this new accounting policy in prior years, is to decrease total assets by $1,769 and decrease total liabilities by $757 as of September 30, 1995, and to increase costs and expenses by $1,769 ($1,012 after taxes) for the year ended September 30, 1995. The effect of the change on fiscal 1996 and 1997 cannot be reasonably estimated.

Revenue Recognition

Typically, the Company charges each of its customers a flat monthly capitation fee for each beneficiary enrolled in such customer's behavioral health managed care plan or Employee Assistance Program ("EAP"). This capitation fee is generally paid to the Company in the current month. Contract revenue billed in advance of performing related services is deferred and recognized ratably over the period to which it applies. For a number of the Company's behavioral health managed care programs, the capitation fee is divided into outpatient and inpatient fees, which are recognized separately.

Outpatient revenue is recognized monthly as it is received; inpatient revenue is recognized monthly and is in most cases (i) paid to the Company monthly (in cases where the Company is responsible for the payment of inpatient claims) or in certain cases (ii) retained by the customer for payment of inpatient claims. When the customer retains the inpatient revenue, actual inpatient costs are periodically reconciled to amounts retained and the Company receives the excess of the amounts retained over the cost of services, or reimburses the customer if the cost of services exceeds the amounts retained. In certain instances, such excess or deficiency is shared between the Company and the customer. A significant portion of the Company's revenue is derived from capitated contracts.

Direct Service Costs

Direct service costs are comprised principally of expenses associated with managing, supervising and providing the Company's services, including third-party network provider charges, various charges associated with the Company's staff offices, inpatient facility charges, costs associated with members of management principally engaged in the Company's clinical operations and their support staff, and rent for certain offices maintained by the Company in connection with the delivery of services. Direct service costs are recognized in the month in which services are expected to be rendered. Network provider and facility charges for authorized services that have not been reported and billed to the Company (known as incurred but not reported expenses, or "IBNR") are estimated and accrued based on historical experience, current enrollment statistics, patient census data, adjudication decisions and other information. Such costs are included in the caption "Claims payable" in the accompanying consolidated balance sheets.

Income Taxes

Deferred taxes are provided for the expected future income tax consequences of events that have been recognized in the Company's financial statements. Deferred tax assets and liabilities are determined based on the temporary differences between the financial statement carrying amounts and the tax bases of assets and liabilities using enacted tax rates in effect in the years in which the temporary differences are expected to reverse.

Long-Lived Assets

The Financial Accounting Standards Board issued SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, in March 1995. The general requirements of this statement are applicable to the properties and intangible assets of the Company and require impairment to be considered whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the sum of expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, an impairment loss is recognized. The Company adopted this standard on October 1, 1996. No impairment losses have been identified by the Company.

Stock-Based Compensation Plans

During fiscal 1997, the Company adopted SFAS No. 123, Accounting for Stock-Based Compensation ("SFAS 123"). The new standard defines a fair value method of accounting for stock options and similar equity instruments. Under the fair value method, compensation cost is measured at the grant date based on the fair value of the award and is recognized over the service period, which is usually the vesting period. As permitted by SFAS 123, however, the Company has elected to continue to recognize and measure compensation for its stock rights and stock option plans in accordance with the existing provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25"). See
Note 16 for pro forma disclosures of net loss as if the fair value-based method prescribed by SFAS No. 123 had been applied.

4.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(Continued)

Disclosure of Fair Value of Financial Instruments

The carrying amount reported in the consolidated balance sheets for cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximates fair value because of the immediate or short-term maturity of these financial instruments. The Company's short-term marketable securities and long-term marketable investments are carried at amortized cost which approximates fair value. The carrying amount of loans made to certain joint ventures engaged in the development of Medicaid programs (Note 9) approximates fair value which was estimated by discounting future cash flows using rates at which similar loans would be made to borrowers with similar credit ratings. The carrying value for the variable rate debt outstanding under the Senior Credit Facility (as described in Note 6) approximates the fair value. The fair value of the Company's senior subordinated notes (see Note 6) is estimated to be $109,000 at September 30, 1997 (based on quoted market prices) which compares to the carrying value of $100,000.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of trade receivables. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising the Company's customer base and the dispersion of such customers across different businesses and geographic regions.

5.  PROPERTY, PLANT, AND EQUIPMENT

Property, plant and equipment consisted of the following at September 30:

                                                                           1997             1996
                                                                           ----             ----
         Machinery and equipment..............................          $ 58,988         $ 44,896
         Integrated managed care information system...........            38,914           28,349
         Furniture and fixtures...............................            16,665           12,795
         Leasehold improvements...............................             3,443            2,977
                                                                         118,010           89,017
         Accumulated depreciation and
           amortization.......................................           (34,698)         (21,137)
                                                                         $83,312          $67,880

Depreciation and amortization  related to property,  plant and equipment was $12,503,  $10,658,  and $6,776 for the periods ended September 30, 1997, 1996, and 1995, respectively.

6.  LONG TERM DEBT

Long-term debt consisted of the following at September 30:

                                                                      1997              1996
                                                                      ----              ----
                  Revolving Loans ...................             $  30,000         $  34,000
                  Senior Term Loan A.................                70,000            70,000
                  Senior Term Loan B.................               129,500            50,000
                  Notes..............................               100,000           100,000
                                                                    329,500           254,000
                  Less current portion...............                (6,498)             (500)
                                                                   $323,002          $253,500

Senior Credit Facility - In October 1995, the Company entered into a credit agreement (the "Credit Agreement"), which provided for secured borrowings from a syndicate of lenders. The Senior Credit Facility consisted initially of (i) a six and one-half year revolving credit facility (the "Revolving Credit Facility") providing for up to $85,000 in revolving loans, which includes borrowing capacity available for letters of credit of up to $20,000, and (ii) a term loan facility providing for up to $120,000 in term loans, consisting of a $70,000 senior term loan with a maturity of six and one-half years ("Senior Term Loan A"), and a $50,000 senior term loan with a maturity of eight years ("Senior Term Loan B"). On September 12, 1997, the Senior Term Loan B was increased by $80,000 to $130,000 with the maturity extended one and one-half years. The additional borrowings from Senior Term Loan B were primarily obtained to fund the acquisition of CMG Health, Inc. ("CMG"), as discussed in Note 8. At September 30, 1997, $30,000 of revolving loans and five letters of credit totaling $8,313 were outstanding under the Revolving Credit Facility, and approximately $46,687 was available for future borrowing. At September 30, 1996, $34,000 of revolving loans and three letters of credit totaling $425 were outstanding under the Revolving Credit Facility, and approximately $50,575 was available for future borrowings.

In October 1996, a scheduled repayment of $500 was made on Senior Term Loan B. The annual amortization schedule of the Senior Term Loans is $6,498 in 1998, $10,000 in 1999, $12,500 in 2000, $20,000 in 2001, $25,000 in 2002 and $125,502
thereafter. The Senior Term Loans are subject to mandatory prepayment (i) with the proceeds of certain asset sales and (ii) on an annual basis with 50% of the Company's Excess Cash Flow (as defined in the Credit Agreement) for so long as the ratio of the Company's Total Debt (as defined in the Credit Agreement) to annual Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA" as defined in the Credit Agreement) is greater than 3.5 to 1.0. Proceeds in the amount of $4,735 received in October 1997 as a result of the disposal of one of the Company's subsidiaries (See Note 17) have been classified as current in accordance with the mandatory prepayment loan provision. At September 30, 1997, approximately $662 has been classified as current in accordance with mandatory prepayment requirements for Excess Cash Flow.

The Company is charged a commitment fee calculated at an EBITDA-dependent rate ranging from 0.250% to 0.500% per annum of the commitment under the Revolving Credit Facility in effect on each day. The Company is charged a letter of credit fee calculated at an EBITDA-dependent rate ranging from 0.375% to 1.750% per annum of the face amount of each letter of credit and a fronting fee calculated at a rate equal to 0.250% per annum of the face amount of each letter of credit. Loans under the Credit Agreement bear interest at EBITDA-dependent floating rates, which are, at the Company's option, based upon (i) the higher of the Federal funds rate plus 0.5%, or bank prime rates, or (ii) Eurodollar rates. Rates on borrowing outstanding under the Senior Credit Facility averaged 8.1% and 8.3% for the years ended September 30, 1997 and 1996, respectively.

Notes - On November 22, 1995, the Company issued $100,000 aggregate principal amount of 11 1/2% senior subordinated notes due 2005 (the "Private Notes"), the net proceeds of which were applied to repay the Bridge Loan (including accrued interest) and a portion of the Revolving Credit Facility. On March 20, 1996, the Company exchanged the Private Notes for $100,000 aggregate principal amount of 11 1/2% Senior Subordinated Notes due 2005 that are registered under the Securities Act of 1933 (the "Notes"). The Notes are senior subordinated, unsecured obligations of the Company.

The Company may be obligated to purchase at the holders' option all or a portion of the Notes upon a change of control or asset sale, as defined in the indenture for the Notes (the "Notes Indenture"). The Notes are not redeemable at the Company's option prior to November 15, 2000, except that at any time on or prior to November 15, 1998, under certain conditions the Company may redeem up to 35% of the initial principal amount of the Notes originally issued with the net proceeds of a public offering of the common stock of the Company. The redemption price is equal to 111.50% of the principal amount if the redemption is on or prior to November 15, 1997, and 110.50% if the redemption is on or prior to November 15, 1998. From and after November 15, 2000, the Notes will be subject to redemption at the option of the Company, in whole or in part, at various redemption prices, declining from 105.75% of the principal amount to par on and after November 15, 2004. The Notes mature on November 15, 2005.

The Credit Agreement and the Notes Indenture contain restrictive covenants that, among other things and under certain conditions, limit the ability of the Company to incur additional indebtedness, to acquire (including a limitation on capital expenditures) or to dispose of assets or operations, to incur liens on its property or assets, to make advances, investments and loans, and to pay any dividends. The Company must also satisfy certain financial covenants and tests.

Borrowings under the Credit Agreement are secured by a first priority lien on the capital stock of certain of the Company's subsidiaries.

7.  NOTES RECEIVABLE FROM OFFICERS

In October 1995, the Company loaned several officers an aggregate of $5,800 for the purchase of common stock of the Company; subsequent to the Merger, additional loans totaling $1,615 were made to officers for the purchase of shares of common stock. Each loan is represented by a promissory note which bears interest at a rate of 6.5% per annum.

These notes are full recourse obligations of the officers, are collateralized by the pledge of common stock of the Company held by such officers and may be prepaid in part or in full without notice or penalty. Notes receivable totaling $250 and $265 were repaid during the periods ended September 30, 1997 and 1996, respectively. Also a note for $100 was canceled in January 1996 for receipt of shares of common stock. The remaining outstanding notes are due as follows: $20 in 1998 and $6,780 in 2001. The notes are shown as a reduction of stockholders' equity in the accompanying consolidated balance sheets.

8.  ACQUISITIONS

On September 12, 1997, the Company paid an initial $48,740 and issued 739,358 shares of Company common stock to acquire all of the capital stock of CMG, a
Maryland-based provider of managed behavioral healthcare services. The acquisition was accounted for as a purchase transaction. The consolidated financial statements of the Company include the operating results of CMG from the date of the acquisition. The purchase price for CMG was allocated to the net assets acquired based upon their estimated fair values. The Company common stock issued in the acquisition was assigned a value of $7.50 per share based on a valuation analysis performed by an independent third party. The excess of the purchase price over the net tangible assets acquired amounted to $64,715 and is being amortized over periods up to 40 years using the straight-line method. The purchase price allocation was based on preliminary estimates and may be revised upon final valuation. The Company is obligated to make contingent payments to the former shareholders of CMG if the financial results of certain contracts exceed specified base-line amounts. Such contingent payments are subject to an aggregate maximum of $23,500. Any such additional payments will be recorded as goodwill.

The following summary of the unaudited pro forma consolidated results of operations of the Company for the years ended September 30, 1997 and 1996 assumes the CMG acquisition occurred as of the beginning of the respective periods. The pro forma results include the combined historical results of the Company and CMG, and pro forma adjustments to reflect (i) interest expense associated with the debt incurred to finance the acquisition, (ii) changes to depreciation and amortization related to the allocation of the cost of CMG to the assets acquired and liabilities assumed and (iii) reductions of salaries, benefits and certain other costs included in the historical results of CMG which will be eliminated as a result of the acquisition. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of the results of operations which actually would have resulted had the acquisition occurred at the beginning of the respective periods, or which may result in the future.

                                                                            Unaudited
                                                                      1997             1996
                  Revenue............................              $653,477          $522,857
                  Net loss...........................               (15,048)          (16,939)


In August 1996, the Company paid approximately $340 to acquire Orion Life Insurance Company ("Orion"), a Delaware life and health insurance company. Orion holds insurance licenses in 17 states and provides the Company with the ability to underwrite future business in those states should a customer require that a licensed insurance entity underwrite its behavioral health program.

On December 19, 1995, the Company paid an initial $50 with a subsequent payment of $2,950 in January 1996 to acquire ProPsych, Inc. ("ProPsych"), a Florida-based behavioral health managed care company. As of September 30, 1996, the Company recorded additional goodwill in the amount of $400 for a final contingent payment made to the former shareholders of ProPsych in November 1996.

On October 5, 1995, the Company paid an initial $8,730 to acquire Choate Health Management, Inc. and certain related entities ("Choate"), a Massachusetts-based integrated behavioral healthcare organization. The Company made a contingent consideration payment of $1,278 to the former shareholders of Choate in July 1996; such payment was recorded as goodwill. In June 1997, the Company and the former Choate shareholders signed an agreement which provided for the settlement of the contingent consideration related to Choate. Such agreement required no further payments by the Company. Choate was sold by the Company in September 1997 (See Note 17).

In September 1995, a contingent payment of $8,550 was made to the former shareholders of BenesYs, a subsidiary of the Company, in full settlement of any and all contingent consideration due to such former shareholders. In April 1995, a final payment of $650 was made related to the acquisition of the clinical protocols of the Washton Institute.

9.  JOINT VENTURES

CMG, which was acquired on September 12, 1997, is a 50% partner in CHOICE Behavioral Health Partnership ("Choice"), a managed behavioral healthcare company. The Company reports its investment in Choice using the equity method. Although the Company reports its share of earnings from the joint venture, the financial statements of Choice are not consolidated with those of the Company. All revenue of the joint venture is from a contract for the Civilian Health and Medical Program of the Uniformed Services ("CHAMPUS") with Humana, Inc.

Summarized financial information of the joint venture, representing 100% of its business, as of September 30, 1997 and for the period from September 12, 1997 through September 30, 1997, is as follows:

         Current Assets                     $  38,286         Net Revenues                        $  3,333
         Non-Current Assets                       700         Cost of Providing Services             2,973
           Total Assets                     $  38,986
                                            =========
                                                              Gross Profit                             360
         Total Liabilities                  $  37,141
         Partners' Capital                      1,845         Other Expenses                           106
           Total Liabilities & P.C.         $  38,986         Net Income                          $    254
                                            =========                                             ========

In March 1994, the Company entered into a joint venture partnership with Community Sector Systems, Inc. ("CSS"), a software development company, to market a proprietary clinical information, communications and case documentation software package. The Company contributed $125 in capital, loaned $1,375 to CSS in 1994 and made an additional loan of $300 to CSS in 1995. In December 1996, the Company converted the $1,375 loan and the accrued interest receivable on the loan of $369 into an equity interest in CSS, and made an additional capital contribution of $500. Additionally, in February 1997 the Company contributed capital of $350 and loaned CSS $150. As of September 30, 1997, the Company has a net loan receivable from CSS of $450 and an equity investment in CSS of $2,719.

9.    JOINT VENTURES--(Continued)

In April 1995, the Company entered into a contractual arrangement with Community Health Network of Connecticut, Inc. ("CHN"), an organization consisting of 11 not-for-profit health centers in Connecticut, under which the Company has agreed to provide CHN with up to a total of $4,000 in unsecured debt to help finance CHN's Medicaid program development costs. As of September 30, 1997 and 1996, the Company had net advances to CHN outstanding of $1,732 and $2,079, respectively.

Also, in April 1995, the Company entered into a joint venture with Neighborhood Health Providers, LLC ("NHP"), an organization consisting of five hospitals located in Brooklyn and Queens, New York, under which the Company agreed to fund a portion of NHP's Medicaid program development costs in the form of $1,500 in unsecured debt. As of September 30, 1997 and 1996, the Company had net advances of $1,500 to NHP.

In September 1995, the Company paid $12,010 to Empire Blue Cross and Blue Shield ("Empire") for the right to provide behavioral health managed care services to approximately 750,000 Empire enrollees in the State of New York for a period of eight years. In connection therewith, the Company formed a limited liability company (the "Empire Joint Venture") with the Company and Empire receiving ownership interests of 80% and 20%, respectively. The payment was charged to goodwill and is being amortized over the life of the underlying contract.

In January 1996, the Company formed a joint venture with the hospital sponsors of NHP under the name Royal Health Care LLC ("Royal"), in which the Company and NHP each holds a 50% equity interest. Royal has management services contracts with certain organizations including NHP and Empire Community Delivery Systems LLC ("ECDS"). During fiscal 1996, the Company made an equity contribution and an unsecured working capital loan to Royal in the amounts of $200 and $228, respectively. During fiscal 1997, the Company made an additional capital contribution of $100 to Royal.

ECDS, which was formed in fiscal 1996, is a joint venture company in which the Company, NHP and Empire hold interests of approximately 16.7%, 16.7%, and 66.6%, respectively. The Company made capital contributions to ECDS in 1997 and 1996 of $667 and $458, respectively. Also, in 1997 and 1996 the Company provided loans to NHP, the proceeds of which were used to fund NHP's capital contributions to ECDS, of $667 and $458, respectively. The loans to NHP are secured by NHP's interest in ECDS. Empire and ECDS have entered into an agreement under which ECDS will exclusively manage and operate, on behalf of Empire, health care benefit programs (covering all services except behavioral healthcare and vision care) in the five New York City boroughs for Medicaid beneficiaries enrolled in Empire plans. Each of Empire and Royal will provide specified administrative and management services to ECDS to support its delivery of services to Empire under such agreement. Moreover, each of ECDS and Royal will hold specified equity interests in certain independent practice associations (IPAs) providing treatment services to the Empire Medicaid beneficiaries. In addition, Empire has entered into an agreement with the Empire Joint Venture to exclusively provide, on behalf of Empire, all behavioral healthcare services in New York City to such Empire Medicaid enrollees. The Royal and ECDS joint ventures and related agreements have five year terms, with up to three five-year renewals (subject to applicable regulatory approvals). Each such venture and agreement also contains customary termination provisions.

The receivables from, and the investments in, CSS, NHP, CHN, Royal and ECDS are reflected in "other assets" in the accompanying balance sheets.

10.  INCOME TAXES

Prior to the Merger, the Company filed a consolidated federal income tax return with Merck. Though no formal tax sharing agreement existed between the Company and Merck, the Company computed federal income taxes on a separate return basis and recorded such taxes in the caption "Due to parent".

The components of income tax expense (benefit) for the periods ended September 30, are as follows:

                                                           1997            1996             1995
                                                           ----            ----             ----
         Current:
              Federal................................  $   ---            $  ---           $3,030
              State..................................      283               736            1,112
                                                           283               736            4,142
         Deferred :
              Federal ...............................   (4,848)           (5,495)             200
              State..................................      439              (573)             179
                                                        (4,409)           (6,068)             379
         Total.......................................  $(4,126)         $ (5,332)          $4,521

The differences between the U.S. federal statutory tax rate and the Company's effective tax rate are as follows:

                                                              1997           1996              1995
                                                              ----           ----              ----

         U.S. federal statutory tax rate.............      (35.0)%           (35.0)%           35.0%
         State income taxes (net of federal benefit).        0.6               0.4             14.4
         Capital loss................................        6.9               ---              ---
         Merger expenses.............................        ---               5.8              ---
         Goodwill....................................        3.1               2.3             13.1
         Expenses without tax benefit...............         1.6               2.0             13.9
         Other.......................................       (0.1)              0.5              0.9
         Effective tax rate..........................      (22.9)%           (24.0)%           77.3%
                                                           =====             =====             ====

At  September  30,  1997  and  1996,   the  Company  had  $46,733  and  $23,707,
respectively, of deferred income tax assets and $55,505 and $52,080, respectively, of deferred income tax liabilities which have been netted for presentation purposes. The significant components of these amounts are shown on the balance sheet as follows:

                                                              1997                                  1996
                                                 Current         Non Current          Current          Non Current
                                                  Asset           Liability            Asset            Liability

Provision for estimated expenses............     $   7,023      $       507          $   2,630          $  2,161
Capitalized expenses........................          (407)          (1,224)              (334)           (1,436)
Net operating loss carryforwards............        ---              28,502             ---                9,170
Accelerated depreciation....................        ---             (20,194)            ---              (14,605)
Intangible asset differences................        ---             (22,979)            ---              (25,959)
                                                  $  6,616        $ (15,388)         $   2,296          $(30,669)
                                                  ========        =========          =========          ========

Management believes that the deferred tax assets will be fully realized based on future reversals of existing taxable temporary differences and projected operating results of the Company. As a result, no valuation allowance has been provided. At September 30, 1997, the Company had U.S. federal net operating loss carryforwards of approximately $76,630 for tax purposes. Approximately $5,920 of the carryforwards expire in 2010, $21,460 expire in 2011 and $49,250 expire in 2012.

11.  COMMITMENTS AND CONTINGENCIES

a. Leases

The Company leases office facilities and equipment under various noncancelable operating leases.

At  September  30,  1997,  the  minimum   aggregate  rental   commitments  under
noncancelable leases, excluding renewal options, are as follows:

                  1998.................................................     $13,469
                  1999.................................................      11,606
                  2000.................................................       9,892
                  2001.................................................       8,699
                  2002.................................................       6,382
                  Thereafter...........................................      18,219
                  Minimum lease payments...............................      68,267
                  Less amounts representing sublease income............      (2,060)
                                                                            $66,207

Several of the leases contain escalation provisions due to increased maintenance costs and taxes. Scheduled rent increases are amortized on a straight-line basis over the lease term. Total rent expense for the periods ended September 30, 1997, 1996 and 1995 amounted to $15,842, $13,059 and $10,115, respectively.

b.  Employment Agreements

The Company and certain of its subsidiaries have employment agreements with various officers and certain other management personnel that provide for salary continuation for a specified number of months under certain circumstances. The aggregate commitment for future salaries at September 30, 1997, excluding bonuses, was approximately $2,735.

c.  Legal Proceedings

In October 1996, a group of eight plaintiffs purporting to represent an uncertified class of psychiatrists and clinical social workers brought an action under the federal antitrust laws in the United States District Court for the Southern District of New York against nine behavioral health managed care organizations, including the Company (collectively, "Defendants"). The complaint alleges that Defendants violated section 1 of the Sherman Act by engaging in a conspiracy to fix the prices at which Defendants purchase services from mental healthcare providers such as plaintiffs. The complaint further alleges that
Defendants engaged in a group boycott to exclude mental healthcare providers from Defendants' networks in order to further the goals of the alleged conspiracy. The complaint also challenges the propriety of Defendents' capitation arrangements with their respective customers, although it is unclear from the complaint whether plaintiffs allege that Defendants unlawfully conspired to enter into capitation arrangements with their respective customers. The complaint seeks treble damages against Defendants in an unspecified amount and a permanent injunction prohibiting Defendants from engaging in the alleged conduct which forms the basis of the complaint, plus costs and attorneys' fees. In January 1997, Defendants filed a motion to dismiss the complaint. On July 21, 1997, a court-appointed magistrate judge issued a report and recommendation to the District Court recommending that Defendants' motion to dismiss the complaint with prejudice be granted. On August 5, 1997, plaintiffs filed objections to the magistrate judge's report and recommendation; such objections have not yet been heard. The Company intends to vigorously defend itself in this litigation. No amounts are recorded on the books of the Company in anticipation of a loss as a result of this contingency.

11.   COMMITMENTS AND CONTINGENCIES--(Continued)

The Company is engaged in various other legal proceedings that have arisen in the ordinary course of its business. The Company believes that the ultimate outcome of such proceedings will not have a material effect on the Company's financial position, liquidity or results of operations.

d.  Insurance

Under the Company's professional liability insurance policy, coverage is limited to the period in which a claim is asserted, rather than when the incident giving rise to such claim occurred. The Company has obtained professional liability insurance through October 6, 1998; however, in the event the Company was unable to obtain professional liability insurance at the expiration of the current policy period, it is possible that the Company would be uninsured for claims asserted after the expiration of the current policy period. Historical experience of the Company does not indicate that losses, if any, arising from claims asserted after the expiration of the current professional liability policy period would have a material effect on the Company's financial position, liquidity or results of operations.

e.  CHAMPUS Contract

On April 1, 1997, the Company began providing mental health and substance abuse services, as a subcontractor, to beneficiaries of CHAMPUS in the Southwestern and Midwestern United States, designated as CHAMPUS Regions 7 and 8. The fixed monthly amounts that the Company receives for medical costs and records as revenue are subject to a one-time retroactive adjustment scheduled to be determined in August 1998 based upon actual healthcare utilization during the period known as the "data collection period". The data collection period is the year ended March 31, 1997. Because of the inherent uncertainty surrounding factors included in the determination of the final retroactive adjustment, management has not been able to quantify a range of potential adjustment, and accordingly no adjustments have been recorded as of September 30, 1997. As a result, the amount of recorded revenue and income from the CHAMPUS contract may differ significantly from the amount that would have been recorded had the actual factors been known.

12.  RELATED PARTY TRANSACTIONS

During the period ended September 30, 1997, the Company paid consulting fees and board fees to KKR totaling approximately $500. During the period ended September 30, 1996, the Company paid consulting fees and board fees to KKR totaling approximately $5,900; of such amount, $5,500 related to the Merger and associated financing transactions.

Prior to the merger, Medco disbursed funds on behalf of the Company for the payment of certain of the Company's U.S. federal, state and local income taxes and certain acquisition transactions described in Note 8.

Included in expense for the periods ended  September 30, 1997, 1996 and 1995 are
charges  totaling  $1,467,   $1,218  and  $703,   respectively,   related  to  a
prescription drug benefit program administered by Medco.

The average balance due to the parent (Medco) for fiscal 1995 was $40,996; such balance was repaid in full on October 6, 1995 in connection with the Merger. A summary of intercompany activity with the parent is as follows:

         Due to parent, October 1, 1994.......................                $   37,931

         Allocation of costs from parent......................                       379
         Intercompany purchases...............................                       659
         Income taxes paid by parent..........................                     3,795
         Cash transfer from parent............................                    28,049
         Due to parent, September 30,1995.....................                    70,813

         Adjustment to income taxes paid by parent ...........                    (2,935)
         Repayment made in connection with the Merger.........                   (67,878)
         Due to parent, September 30,1996.....................                $     ---


13.  RESTRUCTURING CHARGE

The Company recorded a pre-tax restructuring charge of $2,995 related to a plan, adopted and approved in the fourth quarter of 1996, to restructure its staff offices by exiting certain geographic markets and streamlining the field and administrative management organization of Continuum Behavioral Healthcare Corporation, a subsidiary of the Company. This decision was in response to the results of underperforming locations affected by the lack of sufficient patient flow in the geographic areas serviced by these offices and the Company's ability to purchase healthcare services at lower rates from the network. In addition, it was determined that the Company would be able to expand beneficiary access to specialists and other providers, thereby achieving more cost-effective treatment, and to favorably shift a portion of the economic risk, in some cases, of providing outpatient healthcare to the provider through the use of case rates and other alternative reimbursement methods. The restructuring charge was comprised primarily of accruals for employee severance, real property lease terminations and write-off of certain assets in geographic markets which were being exited. The restructuring plan was substantially completed during fiscal 1997.

14.  MAJOR CUSTOMERS

For fiscal 1997, revenue derived from a state Medicaid contract accounted for approximately 12% of the Company's operating revenues. For fiscal 1996 and 1995, no customer accounted for more than 10% of the Company's operating revenues.

15.  EMPLOYEE BENEFIT PLAN

The Company has a 401(k) savings plan covering substantially all employees who have completed one year of active employment during which 1,000 hours of service has been credited. Under the plan, an employee may elect to contribute on a pre-tax basis to a retirement account up to 15% of the employee's compensation up to the maximum annual contributions permitted by the Internal Revenue Code. The Company matches employee contributions at the rate of 50% (25% for periods prior to January 1, 1997) of the employee's contributions to the 401(k) savings plan, up to a maximum of 6% of an employee's annual compensation. The Company's 401(k) savings plan contribution recognized as expense for the periods ended September 30, 1997, 1996 and 1995 was $1,289, $542 and $330, respectively.

16.  STOCK OPTIONS AND AWARDS

Effective October 1, 1996, the Company adopted SFAS No. 123. As permitted by the standard, the Company has elected to continue following the guidance of APB 25 for measurement and recognition of stock-based transactions with employees. Accordingly, no compensation cost has been recognized for the Company's option plans. Had the determination of compensation cost for these plans been based on the fair value as of the grant dates for awards under these plans, the Company's net loss for the years ending September 30, 1997 and 1996 would have increased to the pro forma amounts indicated below:

                                                                          1997             1996
                                                                          ----             ----
                  Net loss:
                    As reported...............................          $(13,872)        $(17,881)
                    Pro forma (unaudited).....................           (15,729)         (19,428)

The resulting compensation expense may not be representative of compensation expense to be incurred on a pro forma basis in future years.

In October 1995, the Company adopted the 1995 Stock Purchase and Option Plan for Employees of Merit Behavioral Care Corporation and Subsidiaries (the "1995 Option Plan"). The 1995 Option Plan permits the issuance of common stock and the grant of up to 8,561,000 non-qualified stock options (the "1995 Options") to purchase shares of common stock to key employees of the Company. The exercise price of 1995 Options will not be less than 50% of the fair market value per share of common stock on the date of such grant. Such options vest at the rate of 20% per year over a period of five years. An option's maximum term is 10 years.

In January 1996, the Company adopted a second stock option plan, the Merit Behavioral Care Corporation Employee Stock Option Plan ("1996 Employee Option Plan"). The 1996 Employee Option Plan covers all employees not included in the 1995 Option Plan whose employment commenced prior to January 1, 1997. The 1996 Employee Option Plan permits the grant of up to 1,000,000 non-qualified stock options (the "1996 Employee Options") to purchase shares of common stock. The 1996 Employee Options vest on the fourth anniversary of the date of grant, provided that the employee remains employed with the Company on such date. The 1996 Employee Options are exercisable after an initial public offering of common stock of the Company meeting certain requirements. An option's maximum term is 10 years.

The fair value of each option grant is estimated on the date of grant by using the Black-Scholes option-pricing model. The following weighted-average assumptions were used for grants in the years ending September 30, 1997 and 1996:

                                                                                   1997              1996
                                                                                   ----              ----

                      Expected dividend yield..........................            0.00%             0.00%
                      Expected volatility..............................            1.00%             1.00%
                      Risk-free interest rates.........................            6.44%             6.08%
                      Expected option lives (years)....................            7.0               7.0

Information regarding the Company's stock option plans is summarized below:


                                                     1995 Option Plan                1996 Employee Option Plan
                                                             Weighted average                      Weighted average
                                                  Shares      Exercise Price           Shares        Exercise Price

       Outstanding at October 1, 1995.......         ---                                 ---
       Granted..............................     5,698,000         $5.00               835,175         $7.50
       Canceled.............................      (585,000)        $5.00              (119,625)        $7.50
       Outstanding at September 30, 1996....     5,113,000         $5.00               715,550         $7.50
       Granted..............................     1,327,075         $7.22               254,400         $7.50
       Exercised............................        (3,000)        $5.00                 ---             ---
       Canceled.............................      (202,000)        $5.74              (212,300)        $7.50
       Outstanding at September 30, 1997....     6,235,075         $5.45               757,650         $7.50


The weighted-average fair values of options granted during fiscal 1997 and 1996 for the 1995 Option Plan were $1.42 and $1.72, respectively. The weighted-average fair values of options granted during fiscal 1997 and 1996 for the 1996 Employee Option Plan were $0.87 and $0.01, respectively.

The following table summarizes information about stock options outstanding as of September 30, 1997:

                                             1995 Option Plan          1996 Employee Option Plan
         Range of exercise price                 $5.00-$7.50                      $7.50
         Weighted-average remaining
           contracted life (years)                  8.38                           8.51

As of September 30, 1997, 993,600 shares pertaining to the 1995 Option Plan were exercisable with an exercise price of $5.00. No shares were exercisable for the 1996 Employee Option Plan as of September 30, 1997.

Prior to the Merger, employees of the Company participated in stock option plans administered by Merck. Pursuant to these plans, options were granted at the fair market value of Merck common stock on the date of grant and generally vest over a period of five years. The Company realizes an income tax benefit when Company employees exercise either (a) nonqualified Merck stock options; or (b) Merck incentive stock options, assuming the underlying common stock is sold within one year from the date that the incentive stock option was exercised. This benefit results in a decrease in tax liabilities and an increase in additional paid in capital. During 1997 and 1996, the Company recorded tax benefits of $11,630 and $1,505, respectively, from the exercise of Merck options. Information regarding the options outstanding under these plans held by employees of the Company at September 30, 1997 and 1996 is as follows:

                                                          Shares                          Option Price Per Share
                                                    1997             1996                  1997                1996

         Vested.............................       497,353          905,504            $ 3.78 to $25.87    $3.78 to $35.75
         Unvested...........................       127,472          391,169            $21.93 to $22.24    $3.78 to $35.75
         Total..............................       624,825        1,296,673


16.   STOCK OPTIONS AND AWARDS--(Continued)

Through September 30, 1995, employees of the Company participated in an Employee Stock Purchase Plan administered by Merck. The stock plan permitted employees of the Company to purchase Merck common stock at the end of each quarter at a price equal to 85% of the fair market value at that date.

17.   DISPOSAL OF SUBSIDIARY

In September 1997, the Company sold Choate for approximately $4,775 ($4,735 of which was received in October 1997.) The Company recognized a loss of approximately $6,925 relating to the transaction.

18.  MERGER COSTS AND SPECIAL CHARGES

In fiscal 1997, the Company recognized approximately $733 of expenses associated with uncompleted acquisition transactions. Also, the Company incurred other special charges of approximately $581 related to nonrecurring employee benefit costs associated with the exercise of stock options by employees of the Company under plans administered by Merck. A significant number of these stock options, which were granted prior to the Merger, required exercise by September 30, 1997.

19. SUPPLEMENTAL INFORMATION

Supplemental   cash  flow  information  and  noncash   investing  and  financing
activities are as follows:

                                                              1997             1996              1995
                                                              ----             ----              ----
         Supplemental Cash Flow Information:
              Cash (received) paid for income taxes..    $    (596)           $1,100           $2,167
              Cash paid for interest.................       23,568            17,676              ---

         Supplemental Noncash Investing and
           Financing Activities:
              Record deferred taxes associated
                 with the Merger.....................          ---             7,594              ---
              Exercise of Merck stock options........       11,630             1,505              ---
              Acquisitions:
                  Fair value of assets acquired,
                    other than cash..................       82,412            14,360              ---
                  Liabilities assumed................      (41,622)           (2,962)             ---
                  Total consideration paid...........       40,790            11,398              ---
                  Stock consideration paid...........       (5,545)              ---              ---
                  Cash consideration paid............       35,245            11,398              ---
                  Contingent consideration...........          400             1,278            9,580
              Cash used for acquisitions,
                net of cash acquired.................      $35,645          $ 12,676          $ 9,580


20.  RECENTLY ISSUED ACCOUNTING STANDARD

In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, which will be effective for the Company beginning October 1, 1998. SFAS No. 131 redefines how operating segments are determined and requires disclosure of certain financial and descriptive information about a company's operating segments. The Company has not yet completed its analysis with respect to which operating segments of its business it will provide such information

21.   SUBSEQUENT EVENT

On October 24, 1997, the Company signed a definitive merger agreement under which a subsidiary of Magellan Health Services, Inc. ("Magellan") will merge into the Company. As a result of this merger, the Company will become a wholly owned subsidiary of Magellan. Under the terms of the merger agreement, Magellan will purchase all of the Company's outstanding stock and other equity interests for approximately $460 million in cash and refinance the Company's existing debt. In addition, all options outstanding under the 1995 Option Plan and the 1996 Employee Option Plan will fully vest upon closing of the transaction. Completion of the merger transaction is subject to a number of conditions, including Magellan's receipt of sufficient financing for the transaction, the expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1974, the receipt of certain healthcare and insurance regulatory approvals, and other conditions.